Exhibit 99.1

BGC Partners Reports Third Quarter 2017 Financial Results

Declares Quarterly Dividend of 18 Cents

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – October 26, 2017 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners”, “BGC” or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today reported its financial results for the quarter ended September 30, 2017.

Select Results Compared to the Year-Earlier Period1

Highlights of Consolidated Results (USD millions)	3Q17	3Q16	Change
Revenues	$827.0	$734.8	12.5%
Income from operations before income taxes under U.S. Generally Accepted Accounting Principles (“GAAP”)	142.4	144.6	(1.5)%
GAAP net income for fully diluted shares	127.5	132.2	(3.5)%
Pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes	156.6	122.0	28.4%
Post-tax distributable earnings to fully diluted shareholders	131.5	105.0	25.3%
Adjusted EBITDA before allocations to units	255.7	238.1	7.4%
Adjusted EBITDA	227.1	213.7	6.3%

Per Share Results	3Q17	3Q16	Change
GAAP net income per fully diluted share	$0.28	$0.31	(9.7)%
Pre-tax distributable earnings per share	$0.34	$0.28	21.4%
Post-tax distributable earnings per share	$0.29	$0.25	16.0%

Management Comments

“BGC generated strong growth in revenues, led by Newmark2 and our Rates and Foreign Exchange businesses”, said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “Our more than 12 percent year-on-year revenue improvement was also driven by solid growth from fully electronic brokerage revenue from our FENICS3 platform. As we continue to invest in the Company, we expect BGC’s revenues and earnings to outperform those of our competitors.

“I am also pleased to announce that our board declared an 18 cent dividend for the third quarter, which is up 12.5 percent year-on-year. At yesterday’s closing stock price, this translates into a 4.5 percent annualized yield”.

[1]	See the sections of this document including “Distributable Earnings Defined”, “Differences between Consolidated Results for Distributable Earnings and GAAP”, “Reconciliation of GAAP income (loss) to distributable earnings”, “Adjusted EBITDA Defined”, “Adjusted EBITDA before allocations to units”, and “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA” for the complete and revised definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and these non-GAAP items for the periods discussed herein.
[2]	“Newmark Knight Frank”, may be used interchangeably with “Newmark”, “NKF”, and the Company’s “Real Estate Services” segment.
[3]	For the purposes of this document, all of the Company’s fully electronic businesses in the Financial Services segment may be referred to interchangeably as “FENICS”. FENICS includes fees from fully electronic brokerage, as well as data, software, and post-trade services.

Shaun D. Lynn, President of BGC, added: Our rates business generated a top line increase of nearly 10 percent, driven by organic growth, including an over 40 percent improvement from FENICS fully electronic rates. This strong performance from FENICS rates was a result of our continued investment in technology and the ongoing conversion of our businesses to more profitable fully electronic trading. Our overall quarterly revenues for Financial Services increased by more than 17 percent to $417 million.

Mr. Lynn concluded: “As we roll out new products and services across our FENICS platform, and as our recently added brokers further ramp up productivity, we expect to continue to have strong performance in the fourth quarter of 2017 into 2018”.

Barry M. Gosin, Chief Executive Officer of Newmark, added: “We generated strong year-on-year growth in leasing, capital markets, and management and servicing fees. Newmark’s overall revenues for the quarter were up 7 percent to $399 million, while our top-line revenues increased by 18 percent to $1,139 million for the first nine months of 2017, both when compared with the year-earlier periods. As we continue to invest in our business, we expect our Real Estate Services growth to outpace the industry over time”.

Dividend Information

On October 25, 2017, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.18 per share payable on November 29, 2017 to Class A and Class B common stockholders of record as of November 14, 2017. The ex-dividend date will be November 13, 2017.

Discussion of Financial Results

Unless otherwise stated, all results provided in this document compare the third quarter of 2017 with the year-earlier period. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Any such changes would have had no impact on consolidated revenues or earnings for GAAP and would either leave essentially unchanged or increase pre- and post-tax distributable earnings for the prior periods, all else being equal. Certain numbers in the tables throughout this document may not sum due to rounding.

Beginning with the third quarter of 2017, BGC will record the receipt of payments from Nasdaq4 as part of other income in Real Estate Services. As a result, the Nasdaq payment for the third quarter of 2017 was recorded as part of Newmark, while the tables for both segments show pre-tax distributable earnings excluding the impact of the Nasdaq payments for both periods and as reported. Nasdaq payments and the impact of related mark-to-market movements and/or hedging are still recorded within Financial Services for all periods prior to the third quarter of 2017. The change does not affect BGC’s consolidated results for either GAAP or distributable earnings, but only adjusts the presentation of the Company’s segments.

BGC believes that the inclusion of the Nasdaq payments in Newmark will benefit BGC’s stockholders as it will give Newmark additional funds to profitably hire, make accretive acquisitions, and grow its market share. This change is reflected in the registration

[4]

On June 28, 2013, BGC sold eSpeed to Nasdaq, Inc. (“Nasdaq”). The purchase consideration consisted of $750 million in cash paid upon closing, plus an expected payment of up to 14.9 million shares of Nasdaq common stock to be paid ratably over 15 years beginning in 2013, assuming that Nasdaq, as a whole, generates at least $25 million in gross revenues each of these years. “Payments” may be used interchangeably with the Nasdaq share “earn-out”. The value of these Nasdaq shares discussed in this document are based on the closing price as of October 25, 2017.

statement on Form S-1 recently filed by Newmark Group, Inc. with the U.S. Securities and Exchange Commission (the “SEC”) relating to the proposed initial public offering (“IPO”) of the Class A common stock of BGC’s recently formed subsidiary. This subsidiary will hold BGC’s Real Estate Services businesses.

BGC’s financial results have been recast to include the results of Berkeley Point and Lucera for all periods discussed in this document because these transactions5 involved reorganizations of entities under common control.

See the tables towards the end of this document titled “Segment Disclosure” for additional information about both Real Estate Services and Financial Services, as well as about Corporate Items, which are shown separately from the following segment results.

Online Availability of Investor Presentation and Additional Financial Tables

Investors should note that an investor presentation as well as Excel versions of the tables at the end of this document are available for download if one views the HTML version of the release at http://ir.bgcpartners.com. The Excel tables and presentation contain the results discussed in this document as well as other useful information that may not be contained herein. Those viewing the release on this website should see the link to the tables and presentation near the top of the page.

Financial Services Results

Industry-wide, wholesale financial brokers tend to be seasonally strongest in the first calendar quarter of the year in terms of revenues and profitability, sequentially slower in each of the next two quarters, and slowest in the fourth calendar quarter.

With effect from the third quarter of 2017, the Nasdaq payment was recorded as part of other income in Real Estate Services. This led to the year-on-year decline in GAAP income from operations before taxes and a smaller increase in pre-tax distributable earnings for Financial Services in the quarter.6 Excluding the Nasdaq payment for the prior year period, pre-tax distributable earnings would have been up by 33.0 percent for Financial Services. The change in presentation related to the Nasdaq payment contributed to equivalent increases in Newmark’s pre-tax GAAP and distributable earnings.

[5]	On September 8, 2017, BGC acquired Berkeley Point Financial LLC, including its wholly owned subsidiary Berkeley Point Capital LLC, which together are referred to as “Berkeley Point” or “BPF”. On November 4, 2016, BGC acquired the 80 percent of the LFI Holdings, LLC (“Lucera”) not already owned by the Company.
[6]	In the third quarter of 2016, GAAP income from operations before taxes for the Financial Services segment included $67.0 million for the Nasdaq payment and $2.9 million of associated mark-to-market movements and/or hedging as part of other income (losses), net. In the third quarter of 2017, GAAP income from operations before taxes for Financial Services included the impact of Nasdaq shares related mark-to-market movements and/or hedging of $12.1 million as part of other income (losses), net with respect to Nasdaq shares received in prior periods. In the third quarter of 2017, pre-tax distributable earnings for Financial Services included the impact of Nasdaq related mark-to-market movements and/or hedging of $3.0 million in other income with respect to Nasdaq shares received in prior periods. In the third quarter of 2016, pre-tax distributable earnings for Financial Services included $16.8 million related to the Nasdaq payment and $0.7 million of associated mark-to-market movements and/or hedging in other income.

Financial Services Results (USD millions)	3Q17	3Q16	Change
Rates revenues	$123.0	$112.4	9.5%
Credit revenues	66.1	67.2	(1.6)%
Foreign exchange revenues	83.9	73.2	14.6%
Energy and commodities revenues	48.2	47.1	2.5%
Equities, insurance, and other asset classes revenues	79.7	39.1	103.9%

Total brokerage revenues	401.0	338.9	18.3%
Data, software, and post-trade revenues, net of inter-company eliminations	13.8	13.3	3.8%
Interest, fees from related parties, and other revenues	1.9	1.4	38.3%

Total revenues	416.7	353.6	17.8%
GAAP income from operations before taxes	90.3	128.7	(29.8)%
GAAP income from operations before taxes as a percent of revenues	21.7%	36.4%
Pre-tax distributable earnings (excluding Nasdaq payment in both periods)	87.6	65.8	33.0%
Pre-tax distributable earnings as a percent of revenues (excluding Nasdaq payment in both periods)	21.0%	18.6%
Pre-tax distributable earnings (as reported)	87.6	82.6	6.0%
Pre-tax distributable earnings as a percent of revenues (as reported)	21.0%	23.4%

Brokerage revenues from equities, insurance, and other asset classes more than doubled year-on-year in the quarter due to the additions of Sunrise and Besso.

In the following table, results for FENICS are broken out from the above Financial Services results. Revenues from inter-company data, software, and post-trade are eliminated at the segment level upon consolidation. All else being equal, as higher-margin fully electronic revenues become a larger portion of the segment’s results, the Company expects overall profitability to continue to improve.

FENICS Results in Financial Services (USD millions)	3Q17	3Q16	Change
Total fully electronic brokerage revenues	$39.6	$35.6	11.5%
Data, software, and post-trade revenues	13.8	13.3	3.8%
Data, software, and post-trade revenues (inter-company)	13.3	12.6	5.2%

Total FENICS revenues	66.7	61.5	8.5%
FENICS GAAP income from operations before taxes	26.2	22.6	15.8%
FENICS GAAP income from operations before taxes as a percent of fully electronic revenues	39.2%	36.7%
FENICS pre-tax distributable earnings	27.6	25.0	10.4%
FENICS pre-tax distributable earnings as a percent of fully electronic revenues	41.3%	40.6%

Real Estate Services Results

Industry-wide, commercial real estate brokers tend to be seasonally slowest in the first calendar quarter of the year in terms of revenues and profitability and strongest in the fourth calendar quarter.

The tables for the segments show pre-tax distributable earnings excluding the Nasdaq payment and as reported.7

Real Estate Services Results (USD millions)	3Q17	3Q16	Change
Leasing and other services revenues	$158.6	$139.1	14.0%
Real estate capital markets revenues	98.3	91.1	7.9%

Total real estate brokerage revenues	256.9	230.2	11.6%
Gains from mortgage banking activities, net	45.5	65.4	(30.5)%
Management and servicing fees	89.9	71.9	25.0%
Interest, fees from related parties, and other revenues	7.2	6.4	12.6%

Total revenues	399.4	373.9	6.8%
GAAP income from operations before taxes	149.0	81.0	83.9%
GAAP income from operations before taxes as a percent of revenues	37.3%	21.7%
Pre-tax distributable earnings (excluding Nasdaq payment in both periods)	66.9	57.0	17.5%
Pre-tax distributable earnings as a percent of revenues (excluding Nasdaq payment in both periods)	16.8%	15.2%
Pre-tax distributable earnings (as reported)	86.2	57.0	51.2%
Pre-tax distributable earnings as a percent of revenues (as reported)	21.6%	15.2%

Berkeley Point’s GSE and FHA multifamily loan originations8 were up by 33% in the nine months ended September 30, 2017 compared to the year-earlier period. The timing of the Company’s loan originations can vary from period to period. Over time, BGC believes that the addition of BPF will significantly increase the scale and scope of its Real Estate Services business, and that the combination of mortgage broking, multifamily investment sales, and agency multifamily lending will generate substantial revenue synergies. However, gains from mortgage banking activities, net decreased in the third quarter of 2017 due to a decline from record multifamily agency lending industry originations in the third quarter of 2016, and because Berkeley Point had some particularly large transactions last year.

Consolidated Expenses9

The Company’s expenses reflect the impact of higher revenues on variable compensation, recent acquisitions, and hires.

[7]	In the third quarter of 2017, GAAP income from operations before taxes for the Real Estate Services segment included the impact of the Nasdaq payment of $77.0 million as part of other income (losses), net. There was no corresponding item in the year earlier period for GAAP. In the third quarter of 2017, pre-tax distributable earnings for Real Estate Services included $19.2 million related to the Nasdaq payment in other income. There was no corresponding item in the year earlier period for distributable earnings.
[8]	“GSE” is used to refer to a government-sponsored enterprise (“GSE”) such as Fannie Mae or Freddie Mac. “FHA” is used to refer to the Federal Housing Administration.
[9]	In the third quarter of 2017, this included $19.8 million in grants of exchangeability and $28.6 million in allocation of net income to limited partnership units and Founding Partner Units (“FPUs”). A year earlier, these figures were $34.3 million and $24.4 million, respectively.

Consolidated Expenses (USD millions)	3Q17	3Q16	Change
Compensation and employee benefits under GAAP	$495.1	$439.4	12.7%
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	48.4	58.8	(17.6)%
Non-compensation expenses under GAAP	231.4	191.6	20.8%

Total expenses under GAAP	775.0	689.7	12.4%
Compensation and employee benefits for distributable earnings	472.9	421.7	12.1%
Non-compensation expenses for distributable earnings	194.3	167.6	15.9%
Total expenses for distributable earnings	667.2	589.3	13.2%

Taxes

Taxes (USD millions)	3Q17	3Q16	Change
GAAP provision for income taxes	$31.9	$30.3	5.2%
Provision for income taxes for distributable earnings	25.6	16.2	57.6%

Consolidated Share Count

Consolidated Share Count (USD millions)	3Q17	3Q16	Change
Fully diluted weighted-average share count under GAAP and for distributable earnings	457.3	429.8	6.4%
Share count under GAAP and for distributable earnings at quarter-end	457.9	429.3	6.7%

The share count for both GAAP and distributable earnings increased year-on-year due to shares issued with respect to equity-based compensation, front-office hires, and acquisitions. Additionally, BGC redeemed and/or repurchased 2.3 million shares and/or units, net, at a cost to BGC of $27.0 million, or $11.52 per share or unit during the first nine months of 2017.

Select Balance Sheet Data10

Select Balance Sheet Data (USD millions, except per share data)	September 30, 2017	December 31, 2016
Cash and cash equivalents	$546.0	$535.6
Liquidity	$700.7	$790.4
Notes payable and collateralized borrowings	$1,955.8	$965.8
Book value per share	$2.38	$4.23
Total capital	$932.9	$1,686.1

“Notes payable and collateralized borrowings” increased and “total capital” decreased primarily due to the acquisition of Berkeley Point for $875 million and the investment of $100 million in cash for approximately 27 percent of the capital in a commercial real estate-related finance company. Because the Berkeley Point acquisition involved entities under common control, the Company did not record goodwill or intangible assets that it would have otherwise, which had the effect of lowering capital by approximately $264 million.

[10]	Liquidity is the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements, and securities owned, less securities loaned and repurchase agreements. “Cash segregated under regulatory requirements” is not included in liquidity. Total capital is defined as redeemable partnership interest, total stockholders’ equity and noncontrolling interest in subsidiaries.

In connection with these aforementioned transactions, BGC entered into a $400 million two-year unsecured senior revolving credit facility and a $575 million unsecured senior term loan maturing on the second anniversary of the BPF acquisition closing date. The proceeds of the Newark IPO are expected to be used to repay the term loan.

In addition to the above, the change in BGC’s cash and liquidity since year-end 2016 was impacted by cash paid with respect to various other acquisitions; the previously described redemption and/or repurchase of shares and/or units; and ordinary movements in working capital. The Company also continued to invest in new revenue-generating hires.

The Company’s balance sheet does not yet reflect the anticipated receipt of approximately $720 million worth of additional Nasdaq stock over time, because these payments are contingent upon Nasdaq generating at least $25 million in gross revenues annually. Nasdaq generated gross revenues of approximately $3.7 billion in 2016.

Outlook for the Fourth Quarter of 2017 Compared with the Fourth Quarter of 2016

*	BGC anticipates revenues of between approximately $800 million and $850 million, compared with 2016 recast revenues of $755.8 million. BGC’s historical revenues for the fourth quarter of 2016 before the recast were $673.2 million.

*	BGC expects pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes to be in the range of $140 million and $160 million, versus the 2016 recast figure of $149.1 million. The Company’s historical pre-tax distributable earnings for the fourth quarter of 2016 before the recast were $129.1 million.

*	The Company’s outlook includes an additional $7.5 million of interest expense related to new debt incurred with respect to the Berkeley Point acquisition. This additional interest expense was not included in the recast pre-tax distributable earnings for the fourth quarter of 2016.

*	BGC anticipates its provision for taxes for distributable earnings to be in the range of approximately $23 million and $27 million, compared with the recast figure of $19.9 million.

The Company intends to update its fourth quarter guidance before the end of December, 2017.

Differences between Consolidated Results for Distributable Earnings and GAAP

The following sections describe the main differences between results as calculated for distributable earnings and GAAP for the periods discussed herein.

Differences between Other income (losses), net, for Distributable Earnings and GAAP

In the third quarters of 2017 and 2016, gains of $2.1 million and $0.8 million, respectively, related to BGC’s investments accounted for under the equity method, were included as part of “Other income (losses), net” under GAAP but were excluded for distributable earnings.

Items related to the Nasdaq payment are pro-rated over four quarters as “Other income” for distributable earnings, but recognized as incurred under GAAP. Realized and unrealized mark to market movements and/or hedging related to shares of Intercontinental Exchange, Inc. (“ICE”) received in relation to the Trayport transaction are treated in a similar manner.

Under GAAP, gains (losses) of $89.1 million and $69.9 million related to the Nasdaq payment and associated mark-to-market movements and/or hedging were recognized as part of “Other income (losses), net”, in the third quarters of 2017 and 2016, respectively. In the third quarters of 2017 and 2016, BGC recorded other income for distributable earnings related to the Nasdaq payment and associated mark-to-market movements and/or hedging of $22.3 million and $17.5 million, respectively.

In the third quarters of 2017 and 2016, gains of $0.7 million and $3.9 million, respectively, related to the net realized and unrealized gain on the ICE shares were included in GAAP “Other income (losses), net”. For distributable earnings, net gains of $0.2 million and $1.0 million related to the ICE shares were recorded in the third quarters of 2017 and 2016, respectively as “Other income”.

For the third quarter of 2016, a gain of $18.3 million related to an adjustment of future earn-out payments that will no longer be required and a $7.1 million gain related to the sale of a non-core Financial Services asset were included as part of “Other income (losses), net” under GAAP but were excluded for distributable earnings. There were no similar items in the current year period.

Distributable earnings calculations for the third quarters of 2017 and 2016 also excluded additional net losses of $(1.5) million and $(0.6) million, respectively as part of “(Gains) and charges with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive items, net”.

Impact of OMSRs and MSRs for Distributable Earnings and GAAP

GAAP income from operations before income taxes for the third quarter of 2017 includes a $6.1 million non-cash gain attributable to originated mortgage servicing rights (“OMSRs”) net of amortization of mortgage servicing rights (“MSRs”). In the year ago period, the gain attributable to OMSRs net of amortization of MSRs was $24.6 million.

Differences between Compensation Expenses for Distributable Earnings and GAAP

In the third quarter of 2017, the difference between compensation expenses as calculated for GAAP and distributable earnings included non-cash, non-dilutive net charges related to the $19.8 million in grants of exchangeability and $28.6 million in allocation of net income to limited partnership units and FPUs, as well as charges related to additional reserves on employee loans of $20.6 million. For the year earlier period, the corresponding amounts were $34.3 million, $24.4 million and $15.1 million, respectively.

In the third quarters of 2017 and 2016, $1.7 million and $2.6 million, respectively, in GAAP non-cash charges related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI were also excluded from the calculation of pre-tax distributable earnings as part of “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net”.

Differences between Certain Non-compensation Expenses for Distributable Earnings and GAAP

The difference between non-compensation expenses in the third quarters of 2017 and 2016 as calculated for GAAP and distributable earnings included additional “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net”. These included $8.0 million and $4.8 million, respectively, of non-cash GAAP charges related to amortization of intangibles; $2.3 million and $1.6 million, respectively, of acquisition related costs; $6.3 million related to the write-down of the Grubb & Ellis Company tradename in the third quarter of 2017; $0.5 million and $0.6 million, respectively, of non-cash GAAP impairment charges; and various other GAAP items that together came to a net charge of $0.4 million and a net gain $0.3 million, respectively.

Differences between Taxes for Distributable Earnings and GAAP

BGC’s GAAP provision for income taxes from 2016 forward is calculated based on an annualized methodology. The Company’s GAAP provision for income taxes was $31.9 million and $30.3 million for the third quarters of 2017 and 2016, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to distributable earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The provision for income taxes with respect to distributable earnings was adjusted by $(6.2) million and $(14.0) million for the third quarters of 2017 and 2016, respectively. As a result, the provision for income taxes with respect to distributable earnings was $25.6 million and $16.2 million for the third quarters of 2017 and 2016, respectively.

Conference Call and Investor Presentation

BGC will host a conference call on the date of this release at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated distributable earnings results, will be accessible via the following:

http://ir.bgcpartners.com (an HTML version with Excel financial tables or PDF)

http://ir.bgcpartners.com/news-releases/news-releases/default.aspx (an HTML version with Excel financial tables or PDF)

http://bgcpartners.com/category/bgc-releases/ (PDF only)

A listing of minimum system requirement can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	10/26/2017 at 10:00 a.m. ET
U.S. Dial In:	1-844-309-0609
International Dial In:	1-574-990-9937
Passcode:	48852-2767

REPLAY:
Available From – To:	10/26/2017 1:00 p.m. ET – 11/2/2017 1:00 p.m. ET
U.S. Dial In:	1-855-859-2056
International Dial In:	1-404-537-3406
Passcode:	8852-2767#

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar).

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including, but not limited to, “pre-tax distributable earnings” and “post-tax distributable earnings”, which are supplemental measures of operating results that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for, among other things, distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes”, and “net income (loss) per fully diluted share”, all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Adjustments Made to Calculate Pre-Tax Distributable Earnings

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes and noncontrolling interest in subsidiaries excluding items, such as:

*	Non-cash equity-based compensation charges related to limited partnership unit exchange or conversion.

*	Non-cash asset impairment charges, if any.

*	Non-cash compensation charges for items granted or issued pre-merger with respect to certain mergers or acquisitions by BGC Partners, Inc. To date, these mergers have only included those with and into eSpeed, Inc. and the back-end merger with GFI Group Inc.

Distributable earnings also excludes non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) and non-cash GAAP amortization of mortgage servicing rights (“MSRs”). The Company recognizes OMSR gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Newmark amortizes MSRs in proportion to the net servicing revenue expected to be earned. Subsequent to the initial recording, MSRs are amortized and carried at the lower of amortized cost or fair value. However, it is expected that cash received with respect to these servicing rights, net of associated expenses, will increase pre-tax Adjusted Earnings in future periods.

Distributable earnings calculations also exclude certain unusual, one-time or non-recurring items, if any. These charges are excluded from distributable earnings because the Company views excluding such charges as a better reflection of the ongoing, ordinary operations of BGC.

In addition to the above items, allocations of net income to founding/working partner and other limited partnership units are excluded from calculations of pre-tax distributable earnings. Such allocations represent the pro-rata portion of pre-tax earnings available to such unit holders. These units are in the fully diluted share count, and are exchangeable on a one-to-one basis into common stock. As these units are exchanged into common shares, unit holders become entitled to cash dividends rather than cash distributions. The Company views such allocations as intellectually similar to dividends on common shares. Because dividends paid to common shares are not an expense under GAAP, management believes similar allocations of income to unit holders should also be excluded when calculating distributable earnings performance measures.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This includes the one-time gains related to the Nasdaq and Trayport transactions. Management believes that excluding such gains and charges also best reflects the ongoing operating performance of BGC.

However, the payments associated with BGC’s expected annual receipt of Nasdaq stock and related mark-to-market gains or losses are anticipated to be included in the Company’s calculation of distributable earnings for the following reasons:

*	Nasdaq is expected to pay BGC in an equal amount of stock on a regular basis for a 15 year period beginning in 2013 as part of that transaction;

*	The Nasdaq payment largely replaced the generally recurring quarterly earnings BGC generated from eSpeed; and

*	The Company intends to pay dividends and distributions to common stockholders and/or unit holders based on all other income related to the receipt of the payment.

To make period-to-period comparisons more meaningful, one-quarter of each annual Nasdaq contingent payment amount, as well as gains or losses with respect to associated mark-to-market movements and/or hedging, will be included in the Company’s calculation of distributable earnings each quarter as “Other income”.

The Company also treats gains or losses related to mark-to-market movements and/or hedging with respect to any remaining shares of Intercontinental Exchange, Inc. (“ICE”) in a consistent manner with the treatment of Nasdaq shares when calculating distributable earnings.

Investors and analysts should note that, due to the large gain recorded with respect to the Trayport sale in December 2015, and the closing of the back-end merger with GFI in January 2016, non-cash charges related to the amortization of intangibles with respect to acquisitions are also excluded from the calculation of pre-tax distributable earnings.

Adjustments Made to Calculate Post-Tax Distributable Earnings

Since distributable earnings are calculated on a pre-tax basis, management intends to also report post-tax distributable earnings to fully diluted shareholders. Post-tax distributable earnings to fully diluted shareholders are defined as pre-tax distributable earnings, less noncontrolling interest in subsidiaries, and reduced by the provision for taxes as described below.

The Company’s calculation of the provision for taxes on an annualized basis starts with the GAAP income tax provision, adjusted to reflect tax-deductible items. Management uses this non-GAAP provision for taxes in part to help it to evaluate, among other things, the overall performance of the business, make decisions with respect to the Company’s operations, and to determine the amount of dividends paid to common shareholders.

The provision for taxes with respect to distributable earnings includes additional tax-deductible items including limited partnership unit exchange or conversion, employee loan amortization, charitable contributions, and certain net-operating loss carryforwards.

BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC operates principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for distributable earnings are presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Pre-tax and Post-Tax Distributable Earnings per Share

BGC’s distributable earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

*	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

The share count for distributable earnings excludes shares expected to be issued in future periods but not yet eligible to receive dividends and/or distributions.

Each quarter, the dividend to BGC’s common stockholders is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, as well as to Cantor for its non-controlling interest. The amount of this net income, and therefore of these payments, is expected to be determined using the above definition of pre-tax distributable earnings per share.

Other Matters with Respect to Distributable Earnings

The term “distributable earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views distributable earnings as a metric that is not indicative of liquidity or the cash available to fund its operations, but rather as a performance measure.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

BGC anticipates providing forward-looking quarterly guidance for GAAP revenues and for certain distributable earnings measures from time to time. However, the Company does not anticipate providing a quarterly outlook for other GAAP results. This is because certain GAAP items, which are excluded from distributable earnings, are difficult to forecast with precision before the end of each quarter. The Company therefore believes that it is not possible to forecast quarterly GAAP results or to quantitatively reconcile GAAP results to non-GAAP results with sufficient precision unless BGC makes unreasonable efforts.

The items that are difficult to predict on a quarterly basis with precision and which can have a material impact on the Company’s GAAP results include, but are not limited, to the following:

*	Allocations of net income and grants of exchangeability to limited partnership units and founding partner units, which are determined at the discretion of management throughout and up to the period-end.

*	The impact of certain marketable securities, as well as any gains or losses related to associated mark-to-market movements and/or hedging. These items are calculated using period-end closing prices.

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end.

*	Acquisitions, dispositions and/or resolutions of litigation which are fluid and unpredictable in nature.

For more information on this topic, please see certain tables in BGC’s most recent quarterly financial results press release including “Reconciliation of GAAP Income (Loss) to Distributable Earnings”. These tables provide summary reconciliations between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company.

In addition, pre-tax distributable earnings for the Real Estate Services Business and for the consolidated Company will exclude any non-cash provision or benefit related to risk-sharing obligations, net of charge-offs.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial performance measure, “adjusted

EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

*	Interest expense;

*	Fixed asset depreciation and intangible asset amortization;

*	Impairment charges;

*	Employee loan amortization and reserves on employee loans;

*	Provision (benefit) for income taxes;

*	Net income (loss) attributable to noncontrolling interest in subsidiaries;

*	Non-cash charges relating to grants of exchangeability to limited partnership interests;

*	Non-cash charges related to issuance of restricted shares; and

*	Non-cash earnings or losses related to BGC’s equity investments.

*	Net non-cash GAAP gains related to OMSR gains and MSR amortization.

The Company also discloses “Adjusted EBITDA before allocations to units”, which is Adjusted EBITDA excluding GAAP charges with respect to allocations of net income to limited partnership units. Such allocations represent the pro-rata portion of pre-tax earnings available to such unit holders. These units are in the fully diluted share count, and are exchangeable on a one-to-one basis into common stock. As these units are exchanged into common shares, unit holders become entitled to cash dividends rather than cash distributions. The Company views such allocations as intellectually similar to dividends on common shares. Because dividends paid to common shares are not an expense under GAAP, management believes similar allocations of income to unit holders should also be excluded by investors when analyzing BGC’s results on a fully diluted share basis with respect to Adjusted EBITDA.

The Company’s management believes that these adjusted EBITDA measures are useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since these Adjusted EBITDA measures are not recognized measurements under GAAP, investors should use these measures in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of these Adjusted EBITDA measures are may not be comparable to similarly titled measures of other companies. Furthermore, these Adjusted EBITDA measures are not intended to be a measure of free cash flow or GAAP cash flow from operations, because these Adjusted EBITDA measures do not consider certain cash requirements, such as tax and debt service payments.

For a reconciliation of these non-GAAP measures to GAAP “Net income (loss) available to common stockholders”, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of BGC’s most recent quarterly financial results press release titled “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA”.

Liquidity Defined

BGC also uses a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements, and securities owned, less securities loaned and repurchase agreements. BGC considers this an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Discussion of Forward-Looking Statements about BGC Partners

Statements in this document and in the financial results press release for the quarter ended September 30, 2017 regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in the most recent Form 10-K and any updates to such risk factors contained in subsequent Forms 10-Q or Forms 8-K.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. BGC owns GFI Group Inc., a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets. The Company’s Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including FENICS, BGC Trader, Capitalab, Lucera, and FENICS Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Real Estate Services are offered through brands including Newmark Knight Frank, Newmark Cornish & Carey, ARA, Computerized Facility Integration, Berkeley Point, NKF Valuation & Advisory, and Excess Space. Under these names and others, the Company provides a wide range of commercial real estate services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow the Company at https://twitter.com/bgcpartners and/or https://www.linkedin.com/company/bgc-partners.

BGC, BGC Trader, GFI, FENICS, FENICS.COM, Capitalab, Swaptioniser, ColleX, Newmark, Grubb & Ellis, ARA, Computerized Facility Integration, Landauer, Lucera, and Excess Space, Excess Space Retail Services, Inc., Berkeley Point and Grubb are trademarks/service marks, and/or registered trademarks/service marks and/or service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$545,981	$535,613
Cash segregated under regulatory requirements	139,962	57,822
Reverse repurchase agreements	—	54,659
Securities owned	32,121	35,357
Marketable securities	259,442	164,820
Loans held for sale	660,332	1,071,836
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	2,310,113	517,481
Mortgage services rights, net	386,135	339,816
Accrued commissions receivable, net	621,942	385,810
Loans, forgivable loans and other receivables from employees and partners, net	311,040	269,773
Fixed assets, net	185,604	167,239
Investments	137,993	33,439
Goodwill	926,784	863,881
Other intangible assets, net	312,861	253,163
Receivables from related parties	7,410	6,956
Other assets	415,649	289,921

Total assets	$7,253,369	$5,047,586

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$6,313	$—
Repurchase agreements	1,803	—
Securities loaned	135,070	—
Warehouse notes payable	659,732	257,969
Accrued compensation	424,255	383,407
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	2,120,091	384,822
Payables to related parties	40,629	30,475
Accounts payable, accrued and other liabilities	976,789	649,029
Notes payable and collateralized borrowings	1,955,807	965,767
Notes payable to related parties	—	690,000

Total liabilities	6,320,489	3,361,469
Redeemable partnership interest	52,008	52,577
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized; 301,294 and 292,549 shares issued at September 30, 2017 and December 31, 2016, respectively; and 252,261 and 244,870 shares outstanding at September 30, 2017 and December 31, 2016, respectively	3,013	2,925
Class B common stock, par value $0.01 per share; 150,000 shares authorized; 34,848 shares issued and outstanding at September 30, 2017 and December 31, 2016, convertible into Class A common stock	348	348
Additional paid-in capital	1,634,890	1,662,615
Contingent Class A common stock	41,737	42,472
Treasury stock, at cost: 49,033 and 47,679 shares of Class A common stock at September 30, 2017 and December 31, 2016, respectively	(301,236)	(288,743)
Retained deficit	(686,130)	(212,858)
Accumulated other comprehensive income (loss)	(8,236)	(23,199)

Total stockholders’ equity	684,386	1,183,560
Noncontrolling interest in subsidiaries	196,486	449,980

Total equity	880,872	1,633,540

Total liabilities, redeemable partnership interest and equity	$7,253,369	$5,047,586

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,
	2017	2016
Revenues:
Commissions	$582,106	$492,808
Principal transactions	75,766	76,332

Total brokerage revenues	657,872	569,140
Gains from mortgage banking activities, net	45,455	65,377
Real estate management and other services	60,798	49,373
Servicing fees	29,057	22,502
Fees from related parties	7,173	6,354
Data, software and post-trade	13,776	13,266
Interest income	11,726	8,012
Other revenues	1,171	796

Total revenues	827,028	734,820
Expenses:
Compensation and employee benefits	495,145	439,384
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	48,446	58,771

Total compensation and employee benefits	543,591	498,155
Occupancy and equipment	51,962	49,032
Fees to related parties	4,380	5,323
Professional and consulting fees	24,486	17,624
Communications	33,290	31,562
Selling and promotion	26,828	23,139
Commissions and floor brokerage	10,410	8,645
Interest expense	24,425	18,831
Other expenses	55,600	37,428

Total non-compensation expenses	231,381	191,584

Total expenses	774,972	689,739
Other income (losses), net:
Gain (loss) on divestiture and sale of investments	4	7,044
Gains (losses) on equity method investments	2,147	796
Other income (loss)	88,195	91,655

Total other income (losses), net	90,346	99,495

Income (loss) from operations before income taxes	142,402	144,576
Provision (benefit) for income taxes	31,854	30,273

Consolidated net income (loss)	$110,548	$114,303

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	29,019	27,092

Net income (loss) available to common stockholders	$81,529	$87,211

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders	$81,529	$87,211

Basic earnings per share	$0.28	$0.31

Basic weighted-average shares of common stock outstanding	288,308	278,601

Fully diluted earnings per share
Net income (loss) for fully diluted shares	$127,495	$132,157

Fully diluted earnings per share	$0.28	$0.31

Fully diluted weighted-average shares of common stock outstanding	457,341	429,761

Dividends declared per share of common stock	$0.18	$0.16

Dividends declared and paid per share of common stock	$0.18	$0.16

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO DISTRIBUTABLE EARNINGS AND

GAAP FULLY DILUTED EPS TO POST-TAX DISTRIBUTABLE EPS

(in thousands, except per share data)

(unaudited)

	Q3 2017	Q3 2016
GAAP income (loss) before income taxes	$142,402	$144,576
Pre-tax adjustments:
Non-cash (gains) losses related to equity investments, net	(2,147)	(796)
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	48,446	58,771
Nasdaq earn-out income (a)	(66,822)	(52,420)
Non-cash MSR income, net of amortization	(6,126)	(24,600)
(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net	40,870	(3,563)

Total pre-tax adjustments	14,221	(22,608)
Pre-tax distributable earnings	$156,623	$121,968

GAAP net income (loss) available to common stockholders	$81,529	$87,211
Allocation of net income (loss) to noncontrolling interest in subsidiaries	29,487	26,328
Total pre-tax adjustments (from above)	14,221	(22,608)
Income tax adjustment to reflect distributable earnings taxes	6,239	14,024

Post-tax distributable earnings	$131,476	$104,955

Per Share Data
GAAP fully diluted earnings per share	$0.28	$0.31
Less: Allocations of net income to limited partnership units and FPUs, net of tax	(0.04)	(0.04)
Total pre-tax adjustments (from above)	0.03	(0.05)
Income tax adjustment to reflect distributable earnings taxes	0.01	0.03

Post-tax distributable earnings per share (b)	$0.29	$0.25

Pre-tax distributable earnings per share (b)	$0.34	$0.28

Fully diluted weighted-average shares of common stock outstanding	457,341	429,761

Notes and Assumptions

(a)	Distributable earnings for Q3 2017 and Q3 2016 includes $(66.8) million and $(52.4) million, respectively, of adjustments associated with the Nasdaq transaction. For Q3 2017 and Q3 2016 income (loss) related to the Nasdaq earn-out shares was $89.1 million and $69.9 million for GAAP and $22.3 million and $17.5 million for distributable earnings, respectively.
(b)	On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016, which matured and were settled for cash and 6.9 thousand Class A common shares in Q3 2016. The distributable earnings per share calculations for Q3 2016 included 2.1 million shares underlying these Notes. The distributable earnings per share calculations excluded the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT

FOR GAAP AND DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q3 2017	Q3 2016
Common stock outstanding	288,308	278,601
Limited partnership units	102,591	80,804
Cantor units	51,183	50,558
Founding partner units	13,513	14,519
4.50% Convertible debt shares (Matured July 15, 2016)	—	2,121
RSUs	539	423
Other	1,207	2,735

Fully diluted weighted-average share count for GAAP and DE	457,341	429,761

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS

(in thousands)

(unaudited)

	September 30, 2017	December 31, 2016
Cash and cash equivalents	$545,981	$535,613
Reverse repurchase agreements	—	54,659
Repurchase agreements	(1,803)	—
Securities owned	32,121	35,357
Marketable securities (1)	124,372	164,820

Total	$700,671	$790,449

(1)	As of September 30, 2017, $135.1 million of Marketable securities on our balance sheet were lent out in Securities Loaned transactions and therefore are not included as part of our Liquidity Analysis.

BGC PARTNERS, INC.

RECONCILIATION OF FENICS GAAP INCOME BEFORE TAXES TO

PRE-TAX DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q3 2017	Q3 2016
FENICS GAAP income before income taxes (1)	$26,156	$22,584
Pre-tax adjustments:
Grant of exchangeability to limited partnership units	468	1,440
Amortization of intangible assets	940	940

Total pre-tax adjustments	1,408	2,380
FENICS Pre-tax distributable earnings	$27,564	$24,964

(1)	Includes market data, software and post-trade revenues along with intercompany revenues which are eliminated at the segment level upon consolidation.

BGC PARTNERS, INC.

Reconciliation of GAAP Income (Loss) to Adjusted EBITDA

(in thousands) (unaudited)

	Q3 2017	Q3 2016
GAAP Net income (loss) available to common stockholders	$81,529	$87,211
Add back:
Provision (benefit) for income taxes	31,854	30,273
Net income (loss) attributable to noncontrolling interest in subsidiaries	29,019	27,092
Employee loan amortization and reserves on employee loans	26,033	24,216
Interest expense (1)	19,988	16,601
Fixed asset depreciation and intangible asset amortization	20,252	18,744
Non-cash MSR income, net of amortization	(6,126)	(24,600)
Impairment of long-lived assets	6,861	569
Exchangeability charges (2)	19,849	34,345
(Gains) losses on equity investments	(2,147)	(796)

Adjusted EBITDA	$227,112	$213,655

Allocations of net income to limited partnership units and FPUs	28,597	24,426

Adjusted EBITDA before allocations to limited partnership units and FPUs	$255,709	$238,081

(1)	The Interest expense add back for Adjusted EBITDA excludes $4.4 million and $2.2 million of operating interest on Warehouse notes payable for Q3 2017 and Q3 2016, respectively.
(2)	Represents non-cash and non-dilutive charges relating to grants of exchangeability to limited partnership units.

BGC Partners, Inc.

Segment Disclosure - Q3 2017 vs Q3 2016

(in thousands)

(unaudited)

	Q3 2017				Q3 2016
	Financial Services	Real Estate Services	Corporate Items	Total	Financial Services	Real Estate Services	Corporate Items	Total
Total revenues	$416,657	$399,416	$10,955	$827,028	$353,587	$373,851	$7,382	$734,820
Total expenses	338,440	327,366	109,166	774,972	294,763	292,836	102,140	689,739
Total other income (losses), net	12,128	76,968	1,250	90,346	69,893	—	29,602	99,495

Income (loss) from operations before income taxes	$90,345	$149,018	$(96,961)	$142,402	$128,717	$81,015	$(65,156)	$144,576
Pre-tax adjustments:
Non-cash (gains) losses related to equity investments, net	—	—	(2,147)	(2,147)	—	—	(796)	(796)
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	—	—	48,446	48,446	—	—	58,771	58,771
Nasdaq earn-out income (1)	(9,096)	(57,726)	—	(66,822)	(52,420)	—	—	(52,420)
Non-cash MSR income, net of amortization	—	(6,126)	—	(6,126)	—	(24,600)	—	(24,600)
(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive items, net	6,316	1,021	33,533	40,870	6,279	578	(10,420)	(3,563)

Total pre-tax adjustments	(2,780)	(62,831)	79,832	14,221	(46,141)	(24,022)	47,555	(22,608)

Pre-tax distributable earnings	$87,565	$86,187	$(17,129)	$156,623	$82,576	$56,993	$(17,601)	$121,968

(1)	Financial Services’ pre-tax distributable earnings for Q3 2017 and Q3 2016 includes $(9.1) million and $(52.4) million, respectively, of adjustments associated with the Nasdaq transaction. For Q3 2017 and Q3 2016, Financial Services recognized income (loss) related to the Nasdaq earn-out shares of $12.1 million and $69.9 million for GAAP and $3.0 million and $17.5 million for distributable earnings, respectively. Real Estate Services’ pre-tax distributable earnings for Q3 2017 includes a $(57.7) adjustment associated with the Nasdaq transaction. For Q3 2017, Real Estate Services recognized income (loss) related to the Nasdaq earn-out shares of $77.0 million for GAAP and $19.2 million for distributable earnings. The Real Estate Services segment did not recognize income related to the Nasdaq transaction for GAAP or DE prior to Q3 2017.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partners’ fully electronic system for the periods indicated.

				% Change	% Change
	3Q16	2Q17	3Q17	Q3’17 vs. Q3’16	Q3’17 vs. Q2’17
Notional Volume (in $US billions)
Fully Electronic Rates	1,415	1,831	1,746	23.3%	(4.7%)
Fully Electronic FX	2,380	2,090	2,321	(2.5%)	11.0%
Fully Electronic Credit	436	507	542	24.2%	6.9%
Fully Electronic Equities & Other	2	3	1	(29.8%)	(52.9%)

Total Fully Electronic Volume	4,234	4,432	4,609	8.9%	4.0%

HYBRID
Total Hybrid Volume	53,225	57,597	61,866	16.2%	7.4%

Total Hybrid & Fully Electronic Volume	57,459	62,029	66,476	15.7%	7.2%

Transaction Count
Fully Electronic Rates	68,493	104,553	101,543	48.3%	(2.9%)
Fully Electronic FX	2,261,482	1,865,245	2,070,551	(8.4%)	11.0%
Fully Electronic Credit	59,716	63,925	58,721	(1.7%)	(8.1%)
Fully Electronic Equities & Other	490	538	424	(13.5%)	(21.2%)

Total Fully Electronic Transactions	2,390,181	2,034,261	2,231,239	(6.6%)	9.7%

HYBRID
Total Hybrid Transactions	1,064,367	1,247,115	1,313,111	23.4%	5.3%

Total Hybrid and Fully Electronic Transactions	3,454,548	3,281,376	3,544,350	2.6%	8.0%

Trading Days	64	63	63

Note:	“Hybrid” is defined as transactions involving some element of electronic trading but executed by BGC’s brokers, exclusive of voice-only transactions. “Fully Electronic” involves customer-to-customer trades, free from broker execution.

Media Contact:

Karen Laureano-Rikardsen

+1 212-829-4975

Investor Contact:

Jason McGruder or Ujjal Basu Roy

+1 212-610-2426